From the President

October 27, 2016

TO: All Members

SUBJECT: Third Quarter 2016 Financial Results and Payment of Dividends

I am pleased to advise you of the following announcements in the attached news release:

Net income of $54.8 million for the third quarter of 2016

Quarterly dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock

These results reflect continuing strong activity in advances and mortgages. We are pleased to provide products that are relevant to our membership and also to set aside a meaningful contribution to affordable housing and community development.

Dividend Payments

Based on third quarter performance, the Board of Directors declared quarterly dividends of 5.0 percent annualized on subclass B2 (activity) stock and 2.0 percent annualized on subclass B1 (membership) stock. These dividends will be calculated on your average capital stock held during the period July 1 to September 30, 2016, and will be credited to your demand deposit account (DDA) tomorrow, October 28.

The Board and management recognize that a consistent predictable dividend is desirable. Additionally, we remain in agreement that product usage is the main driver of the Bank’s earnings and financial success and, therefore, users of the cooperative should be rewarded with higher dividends than non-users while non-users should continue to enjoy access to liquidity and receive a dividend.

To estimate the amount of your dividend payment, please check the capital stock dividend calculator on Bank4Banks®.

As a reminder, our quarterly conference call is scheduled for Tuesday, November 1, at 9 a.m. You will have an opportunity to ask questions on the call. If you have yet to register, you may do so by clicking here.

Sincerely,

Winthrop Watson
President and Chief Executive Officer